Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

XPO Logistics, Inc. maintains approximately 260 subsidiaries. Set forth below are the names of certain wholly owned or at least 90% owned subsidiaries of XPO Logistics, Inc., as of December 31, 2019, that provide transportation and logistics services. The names of certain consolidated wholly or at least 90% owned subsidiaries that carry on the same line of business have been omitted.

Name	Country and/or State of Incorporation
XPO Logistics, Inc.	Delaware
XPO CNW, Inc.	Delaware
XPO Logistics Freight, Inc.	Delaware
XPO Logistics Worldwide, LLC	Delaware
XPO Intermodal, Inc.	Tennessee
XPO Global Forwarding, Inc.	Delaware
XPO Last Mile Holding, Inc.	Delaware
XPO Last Mile, Inc.	Georgia
XPO Logistics, LLC	Delaware
XPO Logistics Express, LLC	Delaware
XPO Logistics France	France
XPO Logistics Europe	France
XPO Global Forwarding International	France
XPO Holding Transport Solutions Europe	France
XPO Supply Chain International	France
XPO Logistics Supply Chain Holding Company	Delaware
XPO Logistics Supply Chain, Inc.	North Carolina